Exhibit 10.5

PROMISSORY NOTE

Date of Note: As of December 6, 2011	Maturity Date: December 31, 2021

THIS PROMISSORY NOTE (this “Note”), is made as of December 6, 2011 by the undersigned as borrower (“Borrower), in favor of Carter/Validus Operating Partnership, LP, a Delaware limited partnership, and its successors or assigns, as lender (“Lender”).

R E C I T A L S:

A. This Note evidences a loan (the “Loan”) made by Lender to Borrower in the original principal amount of up to $517,716 (the “Loan Amount”) and made in accordance with the Loan Agreement of even date herewith (as the same may hereafter be amended modified or supplemented, the “Loan Agreement”) from Borrower, as borrower, in favor of and for the benefit of Lender, as lender;

B. Borrower and Lender intend these recitals to be a material part of this Note.

NOW, THEREFORE, FOR VALUE RECEIVED, Borrower does hereby covenant and promise to pay to the order of Lender, without any counterclaim, setoff or deduction whatsoever, on the Maturity Date (as hereinafter defined), in immediately available funds, at Carter Validus Mission Critical REIT, Inc., 4211 West Boy Scout Blvd., Suite 500, Tampa, Florida 33607, or at such other place as Lender may designate to Borrower in writing from time to time, in legal tender of the United States of America, the Loan Amount and all other amounts due or becoming due hereunder, to the extent not previously paid in accordance herewith, together with all interest accrued thereon through the date the Loan is repaid in full, at the cumulative rate of twelve percent (12%) per annum, compounded annually (the “Interest Rate”) to be computed on the basis of the actual number of days elapsed in a 365 day year.

DEFINITIONS

Defined terms in this Note shall include in the singular number the plural and in the plural number the singular. All capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Loan Agreement.

1.	PAYMENTS AND LOAN TERMS

1.1 Payments. The indebtedness evidenced by this Note is payable only from Surplus Cash (as defined in the Loan Agreement).

Commencing on the Payment Date occurring on March 31, 2012, and on each Payment Date thereafter until this Note is paid in full on the Maturity Date or otherwise, and subject to the provisions of Section 2.2 below, to the extent there is available Surplus Cash, Borrower shall pay quarterly payments of interest only at the Interest Rate (defined above), based on the outstanding principal amount of the Loan; provided, however, the Borrower shall only be required to pay such sum on a current basis to the extent of the net cash flow of Borrower (determined as the cash flow that would otherwise be available for distribution to the partners of the Borrower under Section 14 of the Partnership Agreement) for the applicable Interest Accrual Period. To the extent that interest which accrues hereunder is in excess of such net cash flow available for such purpose, the Interest Shortfall shall be carried over to subsequent Interest Accrual Periods and shall be paid on the earliest possible Payment Date to the extent of available net cash flow of Borrower available for such purpose. For avoidance of doubt, (i) subject to Section 2.2 below, Borrower shall have no obligation to make any payment of interest in excess of its net cash flow (determined as the cash flow that would otherwise be available for distribution to the partners of the Borrower under Section 14 of the Partnership Agreement) and (ii) the amount of any Interest Shortfall shall not be added to the Principal Amount except as necessary to provide for interest to be calculated on an annual compounding basis. For purposes of calculating interest to be paid on each December 31 Payment Date, Borrower shall make a good faith estimate of net cash flow for the Interest Accrual Period ending on such date.

The entire outstanding Debt, to the extent not previously paid, shall be due and payable on December 31, 2021 (the “Maturity Date”) by Borrower. All payments due hereunder shall be made without any counterclaim, setoff or deduction whatsoever.

To the extent Payments (as hereinafter defined) are or become due and payable under this Note or under any of the other Loan Documents on a day (the “Due Date”) which is not a Business Day, such Payments are and shall be due and payable on the first Business Day immediately following the Due Date for such Payments. In the event that any Payment is received after 2:00 p.m. Eastern Time on any day, it shall be deemed received and paid on the subsequent Business Day.

1.2 Application of Payments

1.2.1 Each and every payment (a “Payment”) made by Borrower to Lender in accordance with the terms of this Note and/or the terms of any one or more of the other Loan Documents and all other proceeds received by Lender with respect to the Debt, shall be applied as follows: (i) first, to all Late Charges, Default Rate Interest or other premiums and other sums payable hereunder or under the other Loan Documents (other than those sums included in clauses (ii) and (iii) of this Section 1.2.1 in such order and priority as determined by Lender in its sole discretion (ii) second, to all interest (other than Default Rate Interest) which shall be due and payable with respect to the Loan Amount pursuant to the terms hereof as of the date the Payment is received (including any Interest Shortfalls), and (iii) third, to the Loan Amount until the Loan Amount has been paid in full.

1.2.2 To the extent that Borrower makes a Payment or Lender receives any Payment or proceeds for Borrower’s benefit, which are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, debtor in possession, receiver, custodian or any other party under any bankruptcy law, common law or equitable cause, then, to such extent, the obligations of Borrower hereunder intended to be satisfied shall be revived and continue as if such Payment or proceeds had not been received by Lender.

1.3 Prepayments.

The Debt may be prepaid, in whole or in part at any time without any prepayment fee and/or compensation and/or penalty. Upon prepayment, Borrower shall only be required to pay interest accrued thereon – with respect to the relevant prepaid portion – until the date of such prepayment. No principal amounts repaid may be re-borrowed.

2.	DEFAULTS

2.1 Events of Default.

This Note evidences the Loan which is made pursuant to the Loan Agreement which specifies various Events of Default, upon the happening of which all or portions of the sums owing under this Note may be declared immediately due and payable as more specifically provided therein. Each Event of Default under the Loan Agreement or any one or more of the other Loan Documents shall be an Event of Default hereunder.

2.2 Remedies.

If an Event of Default shall occur hereunder or under any other Loan Document, the Principal Amount and, to the extent permitted by applicable law, all accrued but unpaid interest on the Principal Amount shall, commencing on the date of the occurrence of such Event of Default, at the option of Lender, immediately and without notice to Borrower, accrue interest at the Default Rate until such Event of Default is cured or if not cured or such cure is not accepted by Lender, until the repayment of the Debt. The foregoing provision shall not be construed as a waiver by Lender of its right to pursue any other remedies available to it under the Loan Agreement, or any other Loan Document, nor shall it be construed to limit in any way the application of the Default Rate. For avoidance of doubt, the Loan is unsecured, and Lender has no recourse against the Property or any direct or indirect ownership interest of Borrower and, notwithstanding the exercise of Lender’s remedies hereunder, all Surplus Cash shall be made available to Lender only to the extent available to be distributed under Section 14 of the Partnership Agreement.

3.	EXCULPATION

3.1 Exculpation.

Notwithstanding anything to the contrary contained in this Note or the other Loan Documents, (i) the obligations of Borrower hereunder shall be payable solely from net cash flow of Borrower (determined as the cash flow that would otherwise be available for distribution to the partners of the Borrower under Section 14 of the Partnership Agreement); (ii) except as so limited, the obligations of Borrower hereunder shall be fully recourse to the Borrower; and (iii) Lender shall not enforce the liability and obligation of Borrower herein against any of Borrower’s general and/or limited partners including, without limitation, for purposes of recovering any Loan repayments previously made to such partners.

4.	MISCELLANEOUS

4.1 Further Assurances.

Borrower shall execute and acknowledge (or cause to be executed and acknowledged) and deliver to Lender all documents, and take all actions, required by Lender from time to time to confirm the rights created or now or hereafter intended to be created under this Note and the other Loan Documents, to protect and further the validity, priority and enforceability of this Note and the other Loan Documents, to subject to the Loan Documents any property of Borrower intended by the terms of any one or more of the Loan Documents to be encumbered by the Loan Documents, or otherwise carry out the purposes of the Loan Documents and the transactions contemplated thereunder; provided, however, that no such further actions, assurances and confirmations shall increase Borrower’s obligations under this Note or any other Loan Documents.

4.2 Modification, Waiver in Writing.

No modification, amendment, extension, discharge, termination or waiver (a “Modification”) of any provision of this Note, the Loan Agreement or any one or more of the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on, Borrower shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances. Lender does not hereby agree to, nor does Lender hereby commit itself to, enter into any Modification. However, in the event Lender does ever agree to a Modification, such Modification shall only be upon the terms and conditions set forth in the Loan Agreement.

4.3 Costs of Collection.

Borrower agrees to pay all costs and expenses of collection incurred by Lender, in addition to principal, interest and late or delinquency charges (including, without limitation, reasonable attorneys’ fees and disbursements) and including all costs and expenses incurred in connection with the pursuit by Lender of any of its rights or remedies referred to in Section 3 hereof or its rights or remedies referred to in any of the Loan Documents, provided same shall be payable solely from Surplus Cash.

4.4 Maximum Amount.

4.4.1 It is the intention of Borrower and Lender to conform strictly to the usury and similar laws relating to interest and the collection of other charges from time to time in force, and all agreements between Borrower and Lender, whether now existing or hereafter arising and whether oral or written, are hereby expressly limited so that in no contingency or event whatsoever, whether by acceleration of maturity hereof or otherwise, shall the amount paid or agreed to be paid in the aggregate to Lender as interest or other charges hereunder or under the other Loan Documents, or in any other document evidencing or pertaining to the Debt, exceed the maximum amount permissible under applicable usury or such other laws (the “Maximum Amount”). If under any circumstances whatsoever fulfillment of any provision hereof, or any of the other Loan Documents, at the time performance of such provision shall be due, shall involve transcending the Maximum Amount, then ipso facto, the obligation to be fulfilled shall be reduced to the Maximum Amount. For the purposes of calculating the actual amount of interest or other charges paid and/or payable hereunder, in respect of laws pertaining to usury or such other laws, all charges and other sums paid or agreed to be paid hereunder to the holder hereof for the use, forbearance or detention of the Debt, outstanding from time to time shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread from the date of disbursement of the proceeds of this Note until payment in full of all of the Debt, so that the actual rate of interest on account of the Debt is uniform throughout the term hereof. The terms and provisions of this Section 4.4.1 shall control and supersede every other provision of all agreements between Borrower or any endorser and Lender.

4.4.2 If under any circumstances Lender shall ever receive an amount which would exceed the Maximum Amount, such amount shall be deemed a payment in reduction of the Loan Amount owing hereunder and any other obligation of Borrower in favor of Lender, and shall be so applied in accordance with Section 1.2 hereof, or if such excessive interest exceeds the unpaid balance of the Loan Amount and any other obligation of Borrower in favor of Lender, the excess shall be deemed to have been a payment made by mistake and shall be refunded to Borrower.

4.5 Waivers.

Borrower hereby expressly and unconditionally waives presentment, demand, protest, notice of protest or notice of any kind, including, without limitation, any notice of intention to accelerate and notice of acceleration, except as expressly provided herein, and in connection with any suit, action or proceeding brought by Lender on this Note, any and every right it may have to (a) a trial by jury, (b) interpose any counterclaim therein (other than a counterclaim which can only be asserted in the suit, action or proceeding brought by Lender on this Note and cannot be maintained in a separate action) and (c) have the same consolidated with any other or separate suit, action or proceeding.

4.6 Governing Law.

This Note and the obligations arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts made and performed in such State and any applicable law of the United States of America.

4.7 Headings.

The Section headings in this Note are included herein for convenience of reference only and shall not constitute a part of this Note for any other purpose.

4.8 Assignment.

Neither this Note nor the Loan Agreement or any interest herein or therein, or the obligations hereunder or thereunder, may be transferred, sold or assigned without the prior consent of Borrower and the Mortgage Lender; provided that as a condition precedent to any such transfer, the assignee shall be required to execute a joinder to the existing Intercreditor Agreement among Borrower’s existing lenders. Any attempted sale, assignment or transfer in violation of this provision shall be null and void ab initio.

4.9 Severability.

Wherever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Note.

4.10 Loan Participations. Subject to the provisions of Section 4.8 and this Section 4.10, nothing contained in this Note shall be construed as preventing Lender, at any time after the date hereof, from selling, pledging, assigning or transferring this Note and in connection with any such sale, pledge, assignment or transfer from assigning the Loan Agreement to the purchaser of this Note; provided that as a condition precedent to any such transfer, the assignee shall be required to execute a joinder to the existing Intercreditor Agreement among Borrower’s existing lenders. Notwithstanding the foregoing, this Note is issued as a fully registered instrument within the meaning of Treas. Reg. Sec. 1.871-14(c)(1)(i)(A) and will be registered to the Lender on the books of Borrower. The Borrower as registrar of this Note shall treat the Lender as the absolute owner hereof (unless the Borrower has been given notice of the transfer of this Note, in accordance with the provisions of the following sentence) for all purposes, including the right to receive payments of principal of, and interest on, the Note. The right to receive the principal of, and interest on, the Note may be transferred only upon the delivery to the Borrower of written notice of such transfer, duly executed by the registered owner of the Note (or its attorney-in-fact or legal representative) containing information sufficient to enable the Borrower to identify each owner of an interest in this Note and the surrender of the existing instrument and the reissuance by Borrower to the new holder of such instrument or a replacement instrument. Each successor holder shall acknowledge that in order to obtain the benefit of the “portfolio interest exemption,” such holder shall provide the necessary withholding certificates (i.e., form W-8). Each permitted transfer of ownership of an interest in this Note shall be reflected by an entry on the books of the Borrower after receipt of such notice of transfer. Upon any such sale, pledge, assignment or transfer of the Note and upon assignment of this Agreement to the purchaser of the Note, Lender shall be released and discharged from any liability or responsibility with respect to the Loan Documents and references to “Lender” in this Note shall, with respect to any matters thereafter occurring, be deemed to be references to the purchaser of this Note.

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IN WITNESS WHEREOF, this Note has been duly executed by the Borrower the day and year first written above.

BORROWER:

MM PEACHTREE HOLDINGS, LP, a Delaware limited partnership

By:	CARTER/VALIDUS OPERATING PARTNERSHIP, LP, a Delaware limited partnership, as General Partner

	By:	CARTER VALIDUS MISSION CRITICAL REIT, INC., a Maryland corporation, as General Partner

		By:	/s/ Todd M. Sakow
		Name:	Todd M. Sakow
		Title:	Chief Financial Officer
		Date:	12/6/11